Exhibit 99.1

Highlands Bankshares, Inc. Announces Year-End 2011 Results

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the year ended December 31, 2011.

Highlands Bankshares, Inc., the parent company of The Grant County Bank and Capon Valley Bank, posted year-end 2011 earnings of $1,392,000 or $1.04 per share of common stock outstanding (EPS), compared to $1,592,000 or $1.19 EPS for the same period of 2010, a decrease of $200,000 or $0.15 EPS.

The company’s net interest income, on a fully taxable equivalent basis, decreased 0.97% from 2010 to 2011. The decrease in net interest income was driven by changes in average rates earned on assets and paid on interest bearing liabilities and by changes in the relative mix of earning assets and interest bearing liabilities.

Total provision for loan loss during 2011 increased 3.9% to $3,624,000, compared to $3,487,000 during 2010. The increase in the provision expense was driven by increased delinquency rates, increase in the number of classified loans and decreased collateral values, which were all the result of the economic environment.

Return on average assets (ROAA) declined from 0.38% in 2010 to 0.34% in 2011. Likewise, the return on average equity (ROAE) declined from 4.00% in 2010 to 3.41% in 2011.

Total assets, as of December 31, 2011, increased 1.1% or $4,294,000 to $404,194,000, compared to December 31, 2010. This increase was driven primarily by the increase in deposits.

Shareholders’ Equity at December 31, 2011, was $41,674,000 or $31.17 per outstanding share, compared to December 31, 2010, of $41,368,000 or $30.94 per outstanding share.

During 2011, Highlands paid dividends to its shareholders of $0.45 per share.

C.E. “Butch” Porter, President and CEO of the holding company, stated “2011 marked the fourth year of the worst recession our county has faced in several decades. Unemployment remains high, housing starts remain at low levels and oil prices remain high. The good news is that unemployment is moving in the right direction. As jobs become available, we will continue to see fluctuations in this matrix, as unemployed workers, who had given up on finding jobs, re-enter the job market. In our area, we continue to see issues with the demand on timber related to the housing market and are faced with the closure of a manufacturing facility. As a result of the economic pressure, we continue to experience increases in our non-performing assets recorded on our balance sheet.

During this negative economic downturn, we have remained profitable and “well capitalized” in accordance with regulatory guidelines. We made a strategic decision during 2011 to reduce employee related costs and reduce board costs, in addition to aligning the payout of dividends with our performance levels. These initiatives have resulted in strengthening our capital, thus increasing shareholder’s equity by over $300,000. We will continue to monitor these costs and remain committed to keeping our company strong.

Our banks, loan officers and employees continue to remain committed to our communities and are available and eager to assist you in any of your community banking needs.”

Highlands Bankshares, Inc. operates twelve banking locations in West Virginia and Virginia through its two wholly-owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and offers insurance services through its wholly-owned subsidiary HBI Life Insurance Company.

As of March 30, 2012, Smith Elliott Kearns & Company, LLC, Highlands’ Registered Independent Certified Public Accountants, had issued an unqualified opinion on Highlands’ 2011 financial statements as of and for the year ended December 31, 2011.  The results of operations for 2011 and balance sheet totals for December 31, 2011, contained in the text above were derived from the audited financial statements.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect”, “believe”, “estimate”, “plan”, “project”, “anticipate” or other similar words. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, downturns in the trucking, mining, and timber industries, downturns in the housing market affecting manufacturers of household cabinetry and thus, employment, effects of mergers and/or downsizing in the poultry industry in Hardy County, continued challenges in the current economic environment affecting our financial condition and results of operations, continued deterioration in the financial condition of the U.S. banking system impacting the valuations of investments the company has made in the securities of other financial institutions, and consumer spending and savings habits, particularly in the current economic environment. Additionally, actual future results and trends may differ from historical or anticipated results to the extent: (1) any significant downturn in certain industries, particularly the trucking and timber industries are experienced; (2) loan demand decreases from prior periods; (3) the company may make additional loan loss provisions due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (4) the company may not experience significant recoveries of previously charged-off loans or loans resulting in foreclosure; (5) the Company is unable to control costs and expenses as anticipated, (6) legislative and regulatory changes could increase expenses (including changes as a result of rules and regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act);(7) the effects of the recent down grade of U.S. Government Securities by one of the credit rating agencies could have a material adverse effect on the company’s operations, earnings and financial condition; and (8) any additional assessments imposed by the FDIC. Additionally, consideration should be given to the cautionary language contained in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.